Exhibit 4.20

AMENDMENT NO 1 TO LOAN FACILITY AGREEMENT

To:	Light Shipping Ltd Trust
Company Complex
Ajeltaje Road
Ajeltake Island Majuro
Marshall Islands MH96960
as borrower (Borrower A)

Good Heart Shipping Ltd
80 Broad Sreet
Monrovia
Liberia as
borrower
(Borrower B)
and

Eurodry Ltd.
Trust Company Complex
Ajeltaje Road
Ajeltake Island Majuro
Marshall Islands MH96960
as guarantor
(the Guarantor)

From:	National Bank of Greece S.A.
as lender (the Lender)

___4 July__________ 2023

Dear Sirs

Re: Loan facility agreement relating to "STARLIGHT" with IMO no. 9279484 and "GOOD HEART" with IMO no. 9669380 (the Vessels)

BACKGROUND

(A)

We refer to the loan facility agreement dated 30 September 2021 (as amended and supplemented from time to time, the Facility Agreement) made between (i) Light Shipping Ltd (Borrower A) and Good Heart Shipping Ltd (Borrower B) as joint and several borrowers (the Borrowers) and (ii) the Lender in respect of a loan facility of (originally) up to $22,000,000 of which the principal amount outstanding is currently $15,800,000 (the Loan Facility).

(B)

Following discussions, the Obligors acknowledge that the discontinuation of LIBOR is affecting a great number of floating rate Dollar loan facilities (including the Loan Facility) as they will need to be amended to provide for the use of a replacement benchmark rate.

(C)

Accordingly, the parties have agreed that the Facility Agreement and the other Finance Documents be amended and supplemented on the terms of this Agreement which addresses the discontinuation of LIBOR and:

(i)	sets out the terms for the replacement of LIBOR as the benchmark rate for the calculation of interest under the Facility Agreement by a successor rate (the LIBOR Replacement); and

(ii)	effects the consequential amendments to the Facility Agreement and the other Finance Documents necessary to give effect to the LIBOR Replacement,

while so far as possible not affecting any other provisions of the Finance Documents or any other rights or obligations of any parties to the Finance Documents. The Lender has agreed to such request subject to the terms of this letter.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, defined expressions shall have the meaning given to them in Part 2 of Schedule 1 (General Definitions and Construction) and, in addition, the following expressions shall have the following meanings:

Amended Facility Agreement means the Facility Agreement as amended by this Agreement.

Effective Date means the date on which the conditions precedent specified in Schedule 2 (Conditions precedent) are satisfied in form and substance satisfactory to the Lender (or waived by the Lender) as confirmed by the Lender by notice to the Borrower.

LIBOR means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate).

Obligors means the Borrowers and the Guarantor.

Supplementary Mortgage Documentation means a mortgage addendum to the first preferred Liberian ship mortgage dated 30 September 2021 granted over "GOOD HEART" by Borrower B in favour of the Lender, in such form as the Lender may approve or require.

1.2	Construction

(a)	References to "this Agreement" shall include the Schedules to it.

(b)	Clause 1.2 (Construction) of the Facility Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

1.3	Designation as a Finance Document

The Borrower and the Lender designate this Agreement as a Finance Document.

1.4	Third party rights

Unless provided to the contrary in a Finance Document, a person (other than the Lender or an Obligor) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	CONDITIONS PRECEDENT

2.1	Conditions precedent to Effective Date

The occurrence of the Effective Date is conditional upon the Lender having received (or waived receipt of) all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender on or before 30 June 2023 or such later dateas the Lender may agree.

2.2	Notifications

The Lender shall notify the Borrower promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Paragraph 2.1 above.

3.	REPRESENTATIONS

3.1	Obligor representations

On the date of this Agreement and on the Effective Date, each Obligor represents and warrants to the Lender that:

(a)	it is a corporation or company, duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation;

(b)

the obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations which are applicable to creditors generally, legal, valid, binding and enforceable obligations;

(c)	the entry into and performance by it of this Agreement does not and will not:

(i)	conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding upon it or any of its assets; or

(ii)	constitute a default or termination event (however described) under any agreement or instrument binding on it or any of its assets; and

(d)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the Amended Facility Agreement.

3.2	No representations or advice by the Lender

(a)

Each Obligor confirms to the Lender that it has made (and shall continue to make) its own independent investigation and assessment of the merits and effect of the amendments contemplated by this Agreement, including, without limitation:

(i)

the impact of those amendments on the payments to be made under the Amended Facility Agreement (and under any associated transaction, including any hedging or derivative transaction entered into or to be entered into in relation to the Amended Facility Agreement);

(ii)	the administration of, submission of data to, or any other matter related to, any rate referred to in, or contemplated by, the Amended Facility Agreement;

(iii)	the suitability of any rate referred to in, or contemplated by, the Amended Facility Agreement for any Obligor or any entity related to it; or

(iv)

the composition or characteristics of any rate referred to in, or contemplated by, the Amended Facility Agreement, including whether it is similar to, produces the same value or economic equivalence to, or has the same volume or liquidity as, any rate which it replaces (in whole or in part).

(b)

The Lender makes no representation or warranty as to any matter referred to in subparagraph (a) above. Each Obligor agrees that it has not entered into this Agreement in reliance on any such representation or warranty from the Lender, acknowledges that it is responsible for taking its own advice in relation to this Agreement and the matters referred to in sub- paragraph (a) above and agrees that it has not received or relied upon any such advice from the Lender, and waives all rights and remedies in respect of those matters.

4.	AMENDMENTS

4.1	Amendments

(a)	On and from the Effective Date, the amendments set out in Schedule 1 will take effect and will override any contrary provisions in the Facility Agreement.

(b)

This Agreement shall be read together with the Facility Agreement and, if there is any conflict between this Agreement and any other provision of any Finance Document, this Agreement will prevail (without prejudice to any rights or obligations accruing before the Effective Date).

4.2	Consents

Each Obligor:

(a)	accepts and agrees to be bound by the terms and conditions of this Agreement;

(b)

confirms that on and from the Effective Date, the definition of, and references throughout each of the Finance Documents to, the Facility Agreement shall be construed as if the same referred to the Amended Facility Agreement; and

(c)

acknowledges and agrees that each Finance Document to which it is a party shall remain in full force and effect and (in the case of each Finance Document granting Security and/or a guarantee) shall, on and from the Effective Date, continue to secure or, as applicable, guarantee:

(i)	the payment of all amounts owing from time to time by the Borrower under the Amended Facility Agreement; and

(ii)

the performance and observance by the Borrower of obligations under the Amended Facility Agreement and the other Finance Documents, notwithstanding the amendments to the Facility Agreement made by this Agreement.

4.3	Security confirmation

On the Effective Date, each Obligor confirms that:

(a)

any Security created by it under the Finance Documents extends to the obligations of the relevant Obligors under the Amended Facility Agreement and the other Finance Documents and shall, on and from the Effective Date, continue to secure or, as applicable, guarantee:

(i)	the payment of all amounts owing from time to time by the Borrower under the Amended Facility Agreement; and

(ii)

the performance and observance by the Borrower of obligations under the Amended Facility Agreement and the other Finance Documents, notwithstanding the amendments to the Facility Agreement made by this Agreement;

(b)	the obligations of the relevant Obligors under the Amended Facility Agreement are included in the Secured Liabilities;

(c)	the Security created under the Finance Documents continues in full force and effect on the terms of the respective Finance Documents; and

(d)	this Security confirmation neither creates nor purports to create a registrable Security.

4.4	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect and, from the Effective Date:

(a)	the Facility Agreement and the applicable provisions of this Agreement will be read and construed as one document;

(b)

any reference to the Facility Agreement contained in any of the Finance Documents shall be read as a reference to the Facility Agreement as amended and/or supplemented by this Agreement and as may further be amended or supplemented from time to time; and

(c)

except to the extent expressly waived by the amendments effected by this Agreement, no waiver is given by this Agreement and the Lender expressly reserves all its rights and remedies in respect of any breach of, or default (however described) under the Finance Documents.

5.	MISCELLANEOUS

5.1	Costs and expenses

The Borrower shall, on demand, pay the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

5.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	GOVERNING LAW AND JURISDICTION

6.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.2	Jurisdiction

The provisions of clause 31 (Law and jurisdiction) of the Facility Agreement shall apply to this Agreement as if they were expressly incorporated herein with any necessary modifications.

Please confirm your agreement to the terms of this Agreement by signing where indicated below. Yours faithfully

/s/ Aikaterini Sarri

/s/ Andreas Mitsiopoulos

………………………………

Duly authorised on behalf of

NATIONAL BANK OF GREECE S.A. as Lender

We hereby acknowledge receipt of the above Agreement and confirm our agreement to its terms.

THE BORROWERS

SIGNED	)
by	) /s/ Stefania Karmiri
duly authorised for and on behalf of	)
LIGHT SHIPPING LTD	) ……………………………
Attorney-in-fact

SIGNED	)
by	)
duly authorised for and on behalf of	) /s/ Stefania Karmiri
GOOD HEART SHIPPING LTD	) ……………………………
Attorney-in-fact

THE GUARANTOR

SIGNED	)
by	)
duly authorised for and on behalf of	) /s/ Stefania Karmiri
EURODRY LTD.	) ……………………………
Attorney-in-fact

Date: __4 July______________ 2023

SCHEDULE 1

PART 1

OPERATIVE PROVISIONS

1.	RATE SWITCH

1.1	Switch to Term Reference Rate

Subject to Paragraph 1.2 (Delayed switch for existing LIBOR Loans) below, on and from the Rate Switch Date:

(a)	the use of the Term Reference Rate will replace the use of LIBOR for the calculation of interest for any Loan or Unpaid Sum; and

(b)	any Loan or Unpaid Sum shall be a Term SOFR Loan and Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to such Loan or Unpaid Sum.

1.2	Delayed switch for existing LIBOR Loans

If the Rate Switch Date falls before the last day of an Interest Period for a LIBOR Loan:

(a)

that Loan or Unpaid Sum (as applicable) shall continue to be a LIBOR Loan for that Interest Period and the clause headed Calculation of interest in the Facility Agreement (or, in the absence of such clause, any provision in the Facility Agreement setting out the rate of interest on a LIBOR Loan) shall continue to apply to such Loan or Unpaid Sum (as applicable) for that Interest Period;

(b)	any provision of this Part 1 which is expressed to relate solely to a Term SOFR Loan shall not apply in relation to such Loan or Unpaid Sum (as applicable) for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for such Loan or Unpaid Sum (as applicable):

(i)	such Loan or Unpaid Sum (as applicable) shall be a Term SOFR Loan; and

(ii)	Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to it.

1.3	Optional Switch to Compounded Reference Rate

(a)

Subject to Paragraph 1.4 (Delayed switch for existing Term SOFR Loans) and provided that the Lender has notified the Borrower that offers the Compounded Reference Rate), the Borrower may elect to switch the basis on which interest is calculated on the Loan from the Term Reference Rate to the Compounded Reference Rate by giving the Lender not less than 60 days' notice in writing specifying the date (which must be the first day of an Interest Period) on which they wish the switch to occur (the Second Rate Switch Date), and on and from the Second Rate Switch Date:

(i)	use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for all Loans and any Unpaid Sum; and

(ii)	all Loans and any Unpaid Sum shall be a Compounded Rate Loan and Paragraph 2.2 (Calculation of interest – Compounded Rate Loans) shall apply to such Loan or Unpaid Sum.

(b)	The Borrower will be permitted to exercise the option pursuant to this Paragraph 1.3 on one occasion only.

1.4	Delayed switch for existing Term SOFR Loans

If the Second Rate Switch Date falls before the last day of an Interest Period for a Term SOFR Loan:

(a)

that Loan or Unpaid Sum (as applicable) shall continue to be a Term SOFR Loan for that Interest Period and Paragraph 2.1 (Calculation of interest – Term SOFR Loans) below shall apply to it for that Interest Period;

(b)	any provision of this Part 1 which is expressed to relate solely to a Compounded Rate Loan shall not apply in relation to such Loan or Unpaid Sum (as applicable) for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for such Loan or Unpaid Sum (as applicable):

(i)	such Loan or Unpaid Sum (as applicable) shall be a Compounded Rate Loan; and

(ii)	Paragraph 2.2 (Calculation of interest – Compounded Rate Loans) below shall apply to it.

2.	INTEREST

2.1	Calculation of interest – Term SOFR Loans

The rate of interest on each Term SOFR Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	Term Reference Rate for that day; and

(c)	Credit Adjustment Spread.

2.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	Compounded Reference Rate for that day; and

(iii)	Credit Adjustment Spread.

(b)

If any day during an Interest Period for a Compounded Rate Loan is not a RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

2.3	Payment of interest

The Borrower shall pay accrued interest on the Loan or any part of the Loan on the earlier of the date falling on the last day of each Interest Period and the next Repayment Date.

2.4	Notifications

(a)	The Lender shall promptly notify the Borrower of the determination of a rate of interest relating to a Term SOFR Loan.

(b)	The Lender shall promptly upon a Compounded Rate Interest Payment being determinable, notify the Borrower of:

(i)	the Compounded Rate Interest Payment;

(ii)	the applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(iii)	to the extent it is then determinable, of the Compounded Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This sub-paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Paragraph 4.4 (Cost of funds) below.

(c)	The Lender shall promptly notify the Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Paragraph 4.4 (Cost of funds) below applies.

(d)	This Paragraph 2.4 (Notifications) shall not require the Lender to make any notification to any party to the Facility Agreement on a day which is not a Business Day.

3.	INTEREST PERIODS

3.1	Selection of Interest Periods for a Term SOFR Loan or a Compounded Rate Loan

(a)	The Borrower may select an Interest Period:

(i)	for a Term SOFR Loan, a period of 1 or 3 months; and

(ii)	for a Compounded Rate Loan, any period specified in the Benchmark Terms.

(b)

If the Borrower fails to select an Interest Period in accordance with the Facility Agreement or the Facility Agreement does not provide for selection of Interest Periods by the Borrower, the relevant Interest Period will be:

(i)	for a Term SOFR Loan, a period of 1 or 3 months or such other period as the Lender may specify; and

(ii)	for a Compounded Rate Loan, the period specified in the Benchmark Terms as the Interest Period in absence of selection.

(c)	Sub-paragraph (a) and (b) above are subject to any provision in the Facility Agreement allowing the Borrower or the Lender to shorten an Interest Period for any Loan.

(d)	No Interest Period shall be longer than:

(i)	12 Months, for a LIBOR Loan;

(ii)	3 Months for a Term SOFR Loan or a Compounded Rate Loan.

3.2	Non-Business Days (Compounded Rate Loans)

In respect of a Compounded Rate Loan:

(a)

other than where sub-paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not); and

(b)	if there are rules specified as Business Day Conventions in the Benchmark Terms, those rules shall apply to each Interest Period for that Compounded Rate Loan.

4.	CHANGES TO THE CALCULATION OF INTEREST

4.1	Unavailability of Term SOFR

(a)

Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of a Term SOFR Loan, the applicable Term Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(b)

Historic Term SOFR: If no Term SOFR is available for the Interest Period of a Term SOFR Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Term Reference Rate shall be the Historic Term SOFR for that Term SOFR Loan.

(c)

Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of a Term SOFR Loan, the applicable Term Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan.

(d)

Cost of funds:  If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, Paragraph 4.4 (Cost of funds) below shall apply to that Term SOFR Loan for that Interest Period.

4.2	Interest calculation if no RFR

If:

(a)	there is no applicable RFR for the purposes of calculating the Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	Cost of funds will apply as a fallback is specified in the Benchmark Terms,

Paragraph 4.4 (Cost of funds) below shall apply to that Compounded Rate Loan for that Interest Period.

4.3	Market disruption

(a)

In the case of a Term SOFR Loan, if, before close of business in Athens on the Term SOFR Quotation Day, the Lender determines (in its sole discretion) that its cost of funds relating to its participation in that Term SOFR Loan would be in excess of the Term Market Disruption Rate then Paragraph 4.4 (Cost of funds) below shall apply to that Term SOFR Loan for the relevant Interest Period.

(b)	In the case of a Compounded Rate Loan, if:

(i)	a Market Disruption Rate is specified in the Benchmark Terms; and

(ii)

before the Reporting Time for that Compounded Rate Loan, the Lender determines (in its sole discretion) that its cost of funds relating to its participation in that Compounded Rate Loan would be in excess of that Market Disruption Rate, then Paragraph 4.4 (Cost of funds) below shall apply to that Compounded Rate Loan for the relevant Interest Period.

4.4	Cost of funds

(a)

If this Paragraph 4.4 (Cost of funds) applies to a Term SOFR Loan or a Compounded Rate Loan for an Interest Period, neither Paragraph 2.1 (Calculation of interest – Term SOFR Loans) nor Paragraph 2.2 (Calculation of interest – Compounded Rate Loans)

above shall apply to that Term SOFR Loan or that Compounded Rate Loan (as the case may be) for that Interest Period and the rate of interest on that Term SOFR Loan or that Compounded Rate Loan (as the case may be) for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate which expresses as a percentage rate per annum the Lender's cost of funds relating to its participation in that Term SOFR Loan or that Compounded Rate Loan (as the case may be).

(b)

If this Paragraph 4.4 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall be binding on all parties to the Facility Agreement.

(d)	If paragraph (e) below does not apply and any rate determined under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)	If this Paragraph 4.4 (Cost of funds) applies pursuant to Paragraph 4.3 (Market disruption) and:

(i)	in relation to a Term SOFR Loan:

(A)	the Lender's Funding Rate is less than the relevant Term Market Disruption Rate; or

(B)	the Lender does not determine (in its sole discretion) a rate by the time specified in sub-paragraph (ii) of paragraph (a) above,

the Lender's cost of funds relating to its participation in the relevant Term SOFR Loan for that Interest Period shall be deemed, for the purposes of subparagraph (ii) of paragraph (a) above, to be the Term Market Disruption Rate for that Term SOFR Loan;

(ii)	in relation to a Compounded Rate Loan:

(A)	the Lender's Funding Rate is less than the relevant Compounded Market Disruption Rate; or

(B)	the Lender does not determine (in its sole discretion) a rate by the time specified in sub-paragraph (ii) of paragraph (a) above,

the Lender's cost of funds relating to its participation in the relevant Compounded Rate Loan for that Interest Period shall be deemed, for the purposes of sub-paragraph (ii) of paragraph (a) above, to be the Compounded Market Disruption Rate for that Compounded Rate Loan.

(f)	If this Paragraph 4.4 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrower.

4.5	Break Costs

(a)

Subject to paragraph (b) below, the Borrower shall, within 3 Business Days of demand by the Lender, pay to the Lender its Break Costs (if any) attributable to all or any part of a Term SOFR Loan or a Compounded Rate Loan being paid by the Borrower on a day prior to the last day of an Interest Period for that Term SOFR Loan or that Compounded Rate Loan.

(b)	Paragraph (a) above shall apply in respect of a Compounded Rate Loan if an amount is specified as Break Costs in the Benchmark Terms.

5.	VOLUNTARY PREPAYMENTS OF ANY COMPOUNDED RATE LOAN

Any voluntary prepayment of any Loan (in whole or in part) permitted by the Facility Agreement may, in the case of a Compounded Rate Loan, only be made if the Borrower gives the Lender not less than 10 RFR Banking Days' (or such shorter period as the Lender may agree) prior notice.

6.	DAY COUNT CONVENTION AND INTEREST CALCULATION

6.1

Any interest, commission or fee accruing under a Finance Document in respect of a Term SOFR Loan or a Compounded Rate Loan will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(b)	subject to sub-paragraph 6.2 below, without rounding.

6.2	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

7.	RETENTION ACCOUNTS

If the Loan is a Compounded Rate Loan, the amount in respect of interest to paid to any Retention Account shall be paid as follows in respect of each Interest Period in excess of one Month:

(a) such amount shall be paid each Month (and shall be applied against the interest required to be paid at the end of the relevant Interest Period) and be:

(i)	calculated based on the amount which had been paid in the previous Interest Period; and

(ii)	cleared by the Lender within reasonable time following relevant notice to the Borrower.

(b)

If the amount paid, under this Paragraph 7 is in excess of the amount of interest required to be paid at the end of the relevant Interest Period, the relevant excess amount shall be retained in the Retention Account and such amount shall be calculated against the interest in respect of the next Interest Period.

(c)	If this Paragraph 7 applies, the Borrower and the Lender shall agree in good faith discussions, the amount of Interest to be paid for the first Interest Period for such Compounded Rate Loan.

(d)

The Borrower irrevocably authorises the Lender to make the transfers required under this Paragraph 7 (or, if applicable, to instruct the relevant account holder to make such transfers) if the Borrower fails to effect such transfers within 15 days from the date they are required to be made under this Paragraph 7.

8.	MISCELLANEOUS

8.1	Any Compounded Rate Supplement and any Compounding Methodology Supplement shall be a Finance Document.

8.2	After the Rate Switch Date, any reference in the Amended Facility Agreement to the London Interbank Market shall be deemed to be to the Relevant Market.

PART 2

General Definitions and Construction

1.	Definitions

In this Agreement:

Additional Business Day means any day specified as such in the Benchmark Terms.

Benchmark Terms means the terms set out in Part 3 (Benchmark Terms) of this Schedule 1 or in any Compounded Rate Supplement.

Break Costs means:

(a)	in respect of any Term SOFR Loan the amount (if any) by which:

(i)

the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds

(ii)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in respect of any Compounded Rate Loan, any amount specified as such in the Benchmark Terms.

Business Day means:

(a)

(i)	if the Facility Agreement contains a definition of Business Day, any day falling within that definition; or

(ii)

if the Facility Agreement does not contain a definition of Business Day, a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Athens and Piraeus and in respect of a day on which a payment is required to be made in Dollars under a Finance Document, also in New York City; and

(b)	in addition, in relation to:

(i)	the fixing of an interest rate for a Term SOFR Loan;

(ii)	any date for payment of an amount relating to a Compounded Rate Loan; or

(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan or otherwise in relation to the determination of the length of or rate for such an Interest Period, which is an Additional Business Day relating to that Term SOFR Loan or Compounded Rate Loan (as the case may be).

Compounded Market Disruption Rate means the rate specified as such in the Benchmark Terms.

Compounded Rate Interest Payment means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

Compounded Rate Loan means the Loan, or, if applicable, Unpaid Sum which is, or becomes, a Compounded Rate Loan pursuant to Paragraph 1.3 (Optional Switch to Compounded Reference Rate) of Part 1 (Operative Provisions) of this Schedule 1.

Compounded Rate Supplement means a document which:

(a)	is agreed in writing by the Borrower and the Lender;

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Benchmark Terms; and

(c)	has been made available to the Borrower and the Lender.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread, provided that, if any such rate is below zero, such rate will be deemed to be zero.

Compounding Methodology Supplement means, in relation to the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrower and the Lender;

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrower and the Lender.

Credit Adjustment Spread means, in respect of any Term SOFR Loan or Compounded Rate Loan, any rate which is specified as such in the Benchmark Terms.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Lender (in its sole discretion) in accordance with the methodology set out in Part 4 (Cumulative Compounded RFR Rate) of this Schedule 1 or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the Benchmark Terms.

Dollars and $ mean the lawful currency for the time being of the United States of America.

Finance Document means:

(a)	if the Facility Agreement contains a definition of "Finance Document", any document falling within that definition; or

(b)	if the Facility Agreement does not contain a definition of "Finance Document":

(i)	the Facility Agreement;

(ii)	any mandate letter or fee letter entered into in relation to the Facility Agreement;

(iii)	any document under which any guarantee, Security or other assurance against loss is provided in relation to amounts owing under the Facility Agreement or any other Finance Document;

(iv)	any document under which any Obligor becomes a party to the Facility Agreement or ceases to be a party to the Facility Agreement;

(v)	any master agreement, confirmation, schedule or other agreement entered into by an Obligor for the purpose of hedging interest payable under the Facility Agreement;

(vi)	any document expressing any intercreditor arrangement, priority arrangement in relation to Security or any similar agreement between the Lender and any creditors of an Obligor;

(vii)	this Agreement; and

(viii)	any other document designated as a "Finance Document" by the Lender and the Borrower;

(c)	any Benchmark Terms Supplement; and

(d)	any Compounding Methodology Supplement.

Funding Rate means, in relation to any Term SOFR Loan or a Compounded Rate Loan, any individual rate determined by the Lender (in its sole discretion) pursuant to sub-paragraph (a)(ii) of Paragraph 4.4 (Cost of funds) of Part 1 (Operative Provisions) of this Schedule 1.

Historic Term SOFR means, in relation to any Term SOFR Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Term SOFR Loan and which is as of a day which is no more than 3 Additional Business Days before the Term SOFR Quotation Day.

Interest Period means, in relation to any Term SOFR Loan or a Compounded Rate Loan, the period determined pursuant to Paragraph 3 (Interest Periods) of Part 1 (Operative Provisions) of this Schedule 1.

Interpolated Historic Term SOFR means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)

the most recent applicable Term SOFR (as of a day which is not more than 3 Additional Business Days before the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term SOFR Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of that Term SOFR Loan, the most recent RFR for a day which is no more than 5 Additional Business Days (and no less than 3 Additional Business Days) before the Term SOFR Quotation Day; and

(b)

the most recent applicable Term SOFR (as of a day which is not more than 3 Additional Business Days before the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term SOFR Loan.

Interpolated Term SOFR means, in relation to any Term SOFR Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Term SOFR Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of that Term SOFR Loan, the RFR for the day which is 3 Additional Business Days before the Term SOFR Quotation Day; and

(b)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Term SOFR Loan.

Lender means

(a)	if the Facility Agreement contains a definition of Lender or Bank the meaning given to that term in that definition (as applicable); or

(b)	if the Facility Agreement does not contain a definition of Lender or Bank, any person who has participated in a Loan.

LIBOR Loan means a Loan or, if applicable, Unpaid Sum which is not a Term SOFR Loan or a Compounded Rate Loan.

Loan means any amount borrowed and outstanding under the Finance Documents whether defined in the Facility Agreement as a Loan, part of the Loan, an Advance, a Tranche or a Drawing.

Lookback Period means the number of days specified as such in the Benchmark Terms.

Margin

(a)	has, if the Facility Agreement contains a definition of Margin, the meaning given to it in that definition; or

(b)

if the Facility Agreement does not contain a definition of Margin, means any margin, spread, or any other amount which, prior to the Rate Switch Date, was added to LIBOR to calculate any interest or other amount under the Facility Agreement.

Market Disruption Rate means the rate specified as such in the Benchmark Terms.

Month means, in relation to an Interest Period for a Compounded Rate Loan (as the case may be) (or any other period for the accrual of commission or fees at a time when interest under this Agreement is being calculated pursuant to Paragraph 2.2 (Calculation of interest – Compounded Rate Loans)), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Benchmark Terms.

Rate Switch Date means 30 June 2023 or any other date agreed as such between the Lender and the Borrower.

Relevant Market means the market specified as such in the Benchmark Terms.

Reporting Day means the day specified as such in the Benchmark Terms.

Reporting Time means the relevant time (if any) specified as such in the Benchmark Terms.

Retention Account has, if the Finance Documents contain a definition of "Retention Account", the meaning given to that term in that definition (as applicable).

RFR means the rate specified as such in the Benchmark Terms.

RFR Banking Day means any day specified as such in the Benchmark Terms.

Second Rate Switch Date has the meaning given to it in Paragraph 1.3 (Optional Switch to Compounded Reference Rate) of Part 1 (Operative Provisions) of this Schedule 1.

Secured Liabilities

(a)	has, if the Finance Documents contain a definition of "Secured Liabilities" or "Secured Obligations", the meaning given to that term in that definition (as applicable); or

(b)

if the Finance Documents do not contain a definition of "Secured Liabilities" or "Secured Obligations", means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the security providers or the Obligors (as the case may be) to the Lender under or in connection with the Finance Documents.

Security

(a)	has, if the Facility Agreement contains a definition of "Security" or "Security Interest", the meaning given to that term in that definition (as applicable); or

(b)

if the Facility Agreement does not contain a definition of "Security" or "Security Interest", means any mortgage, charge, pledge, lien or other security interest (in any jurisdiction) which secures any obligation of any person, or any other agreement or arrangement having a similar effect.

Term Market Disruption Rate means the percentage rate per annum which is the aggregate of the Term Reference Rate and the applicable Credit Adjustment Spread.

Term Reference Rate means, in relation to any Term SOFR Loan:

(a)	the applicable Term SOFR as of the Term SOFR Quotation Day and for a period equal in length to the Interest Period of that Term SOFR Loan; or

(b)	as otherwise determined pursuant to Paragraph 4.1 (Unavailability of Term SOFR) of Part 1 (Operative Provisions) of this Schedule 1,

and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Term Reference Rate shall be deemed to be such a rate that the aggregate of the Term Reference Rate and the applicable Credit Adjustment Spread is zero.

Term SOFR means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Term SOFR Loan means any Loan or, if applicable, Unpaid Sum which is, or becomes, a Term SOFR Loan pursuant to Paragraph 1 (Rate Switch) of Part 1 (Operative Provisions) of this Schedule 1 and has not a Compounded Rate Loan pursuant to Paragraph 1.3 (Optional Switch to Compounded Reference Rate) of Part 1 (Operative Provisions) of this Schedule 1.

Term SOFR Quotation Day means, in relation to any period for which an interest rate is to be determined in respect of a Term SOFR Loan, 2 Additional Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Term SOFR Quotation Day will be determined by the Lender (in its sole discretion) in accordance with that market practice (and if quotations would normally be given on more than one day, the Term SOFR Quotation Day will be the last of those days)).

Unpaid Sum:

(a)	has, if the Facility Agreement contains a definition of Unpaid Sum, the meaning given to it in that definition; or

(b)	if the Facility Agreement does not contain a definition of Unpaid Sum, means any sum due and payable but unpaid by an Obligor under the Finance Documents, howsoever defined (if at all).

2.	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(iii)

the Lender's cost of funds in relation to any Term SOFR Loan or any Compounded Rate Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Term SOFR Loan or that Compounded Rate Loan (as the case may be) for a period equal in length to the Interest Period of that Term SOFR Loan or that Compounded Rate Loan (as the case may be); and

(iv)	a page or screen of an information service displaying a rate shall include:

(A)	any replacement page of that information service which displays that rate; and

(B)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Lender after consultation with the Borrower.

(b)	Any Compounded Rate Supplement overrides anything in:

(i)	Part 3 (Benchmark Terms) of this Schedule 1; or

(ii)	any earlier Compounded Rate Supplement.

(c)	A Compounding Methodology Supplement relating to the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Part 4 (Cumulative Compounded RFR Rate) of this Schedule 1, as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

PART 3

Benchmark Terms

Cost of funds as a fallback Definitions	Cost of funds will apply as a fallback.

Additional Business Days:	An RFR Banking Day.

Break Costs:

Any cost or amount which is incurred or suffered by the Lender (as reasonably determined by it) to the extent that it is attributable to a payment by the Borrower to the Lender of any amount of principal due or which would have become due under this Agreement prior to the date upon which such amount should have been repaid in accordance with the terms and conditions of this Agreement.

Business Day Conventions (definition of "Month" and Paragraph 3.2 (NonBusiness Days) of Part 1 (Operative Provisions) of this Schedule 1:	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:
(i)

subject to sub-paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

Length Period of Interest	Credit Adjustment Spread for Dollars
1 Month	0.11448%
3 Months	0.26161%

	(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(b)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Credit Adjustment Sprea

Daily Rate:	The Daily Rate for any RFR Banking Day is the RFR for that RFR Banking Day rounded to 4 decimal places and if that rate is less than zero, the Daily Rate shall be deemed to be such a rate that is zero.

Lookback Period:	5 RFR Banking Days.

Market Disruption Rate:

The percentage rate per annum which is the aggregate of:

(a)         the Cumulative Compounded RFR Rate for the Interest Period of the relevant Compounded Rate Loan; and

(b)         the applicable Credit Adjustment Spread.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day: Interest Periods	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

Length of Interest Period in absence of selection	1 or 3 months or such other period as the Lender may specify.

Periods capable of selection as	1 or 3 months.

Interest Periods

Reporting Times

Deadline for Lender to report market disruption in accordance with Paragraph 4.3 (Market disruption) of Part 1 (Operative Provisions) of this Schedule 1	Close of business in London on the Reporting Day for the relevant Compounded Rate Loan.

Deadline for Lender to report its cost of in accordance with Paragraph 4.4 (Cost of funds) of Part 1 (Operative Provisions) of this Schedule 1

Close of business on the date falling 3 Business Days funds after the Reporting Day for the relevant Compounded Rate Loan (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Compounded Rate Loan).

RFR:

The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a)   a Saturday or Sunday; and

(b)   a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities, and if needed, RFR Contingency Period.

RFR Contingency Period:	10 RFR Banking Days.

PART 4

Cumulative Compounded RFR Rate

BASIC ASSUMPTIONS

1	For every non RFR Banking Day, the Compounded RFR Rate for the previous RFR Banking Day is applicable.

2	Interest due is calculated on the basis of actual number of days elapsed and a year of 360 days. ADDITIONAL DEFINITION

Cumulation Period means every calendar day of the period commencing five (5) RFR Banking Days before the beginning of any Interest Period and ending 5 RFR Banking Days before the termination of such Interest Period.

CALCULATION METHOD

The Annualized Cumulative Compounded Daily Rate for every Interest Period is calculated as follows:

Where:

ncd means the number of calendar days in a Cumulation Period i.e. including the first day of the Cumulation Period but excluding the last one.

Daily Rate i means for every calendar day of the Cumulation Period, the Daily Rate of the RFR Banking Day.

means the product of the rates arising out of the calculation of the parenthesis of the aforementioned mathematical formula  for every calendar day of the Cumulation Period, i.e. including the first day of the Cumulation Period but excluding the last one.

SCHEDULE 2

Conditions precedent

1.	Corporate documentation

(a)	A copy of the constitutional documents of each Obligor.

(b)	A certificate of good standing for each Obligor or other evidence that each Obligor is in good standing in its country of incorporation.

(c)	A copy of a resolution of the board of directors of each Obligor and, to the extent required in connection with any legal opinion mentioned below, its shareholders:

(i)

approving the terms of, and the transactions contemplated by, this Agreement and, where appropriate, the Supplementary Mortgage Documentation and resolving that it executes this Agreement and, where appropriate, the Supplementary Mortgage Documentation;

(ii)	authorising a specified person or persons to execute this Agreement and, where appropriate, the Supplementary Mortgage Documentation on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under, or in connection with, this Agreement and, where appropriate, the Supplementary Mortgage Documentation.

(d)	The original of any power of attorney issued by an Obligor in favour of any person or persons executing this Agreement and, where appropriate, the Supplementary Mortgage Documentation.

2.	Finance Documents

(a)	A duly executed original of this Agreement.

(b)

Duly executed original(s) of the Supplementary Mortgage Documentation together with documentary evidence that the Supplementary Mortgage Documentation has been duly recorded as a valid mortgage addendum against "GOOD HEART" in accordance with the laws of Liberia.

(c)	A letter of confirmation from each security party that has executed a Finance Document providing Security.

3.	Legal Opinions

Legal opinions of the legal advisers to the Lender in the jurisdictions of:

(a)	Holman Fenwick Willan LLP concerning such matters of English law as the Lender may require;

(b)	Campbells concerning such matters of the Republic of Liberia and the Republic of Marshall Islands law as the Lender may require; and

(c)	such other lawyers appointed by the Lender concerning the laws of such other relevant jurisdictions as the Lender may require.